Exhibit 4.34

Addendum No.2
Bareboat Charter Party
dated 24th July 2024
(the "Charter")
Between

Synthesea Maritime Co. as Charterers
Onishi Kaiun Co., Ltd. and Ocean West Shipping S.A., as Owners
in respect of the vessel

M/V “Ikan Kerapu” tbr “Synthesea”

It has today been agreed that the Charterers have an option to purchase the Vessel from the Owners (the "Purchase Option") and the Owners have an option to sell the Vessel back to the Charterers (the "Put Option") as follows.

Charterers’ Purchase Option

Charterers may purchase the Vessel at any time during the Charter, starting from the end of the 2nd year after the Delivery Date, or in case of a default hereunder by the Owners at any time during the Charter, at a price (the "Purchase Option Price") as presented in Appendix A of this Addendum No. 2.

Charterers obligation to pay Charter Hire shall cease to apply from the actual delivery date of the Vessel under the Purchase Option.

The Charterers must give a minimum of ninety (90) days' written notice of their intention to buy the Vessel (the “Purchase Option Notice”). The Purchase Option Price shall be paid to the Owners upon delivery of the Vessel. The Vessel shall be delivered as soon as possible after expiry of the ninety (90) days' notice and Owners undertake to render the necessary assistance in order to achieve this. Once the Purchase Option has been exercised by Charterers, they may not withdraw same.

The Owners agree (at the cost of the Charterers) to enter into (i) a bill of sale and (ii) a protocol of delivery and acceptance, and the Vessel shall accordingly be deemed delivered to the Charterers on the date and time set out in such protocol of delivery and acceptance (and to the extent required for such purposes the Vessel shall be deemed first to have been redelivered to the Owners). No memorandum of agreement will be entered into between the parties for the delivery of the Vessel from the Owners to the Charterers. In case a financier is involved in the transaction from Charterers’ side, Owners, Charterers and Charterers’ financier shall agree a closing memo which will describe the closing mechanics, including but not limited to the remittance of the Purchase Option Price and its release to Owners.

The Charterers shall accept the Vessel on an "AS IS, WHERE IS" basis and the Owners shall, take such steps to obtain and furnish such documents and take such other actions as the Charterers may reasonably request in order to facilitate the sale and re-registration of the Vessel under such flag as the Charterers may designate.

With respect to such sale, the Owners warrant that the Vessel at such sale shall be free of any encumbrances, debts, mortgages and maritime liens whatsoever and that the Owners have not committed any act or omission which would impair title to the Vessel and Owners hereby agree to indemnify and hold harmless Charterers in respect of any and all damages, costs and expenses whatsoever resulting from any breach of such warranty.

Upon completion of such purchase of the Vessel, the Charter and all further rights and obligations of the parties hereunder (except for indemnities and other obligations that by their nature should survive the termination of this Charter) shall terminate.

Reasonable and documented registration cost, and bank related costs including lifting charge and escrow agent fees, if any, shall be for the Charterer’s account; however such cost not to exceed USD 10,000.

The clause 7 (Surveys on Delivery and Redelivery), clause 15 (Redelivery), clause 36 (Inspection on re-delivery of the Vessel), and clause 37 (Familiarisation) shall not apply if the Charterers exercise this Purchase Option.

In case Charterers do not exercise their Purchase Option, painting and re-painting, instalment and re-instalment, registration and re-registration at redelivery, if required by the Owners, shall be at the Charterers’ expense and time.

Owners’ Put Option

In case the Charter Period is extended pursuant to Addendum No.1 and Charterers do not provide the Owners with the Purchase Option Notice at least ninety (90) days before the expiration of the Charter Period, Owners are entitled to exercise their Put Option pursuant to which Charterers should purchase the Vessel from Owners for an amount of USD 6,545,424 (the "Put Option Price") at the last day of the Charter Period.

The Owners must give a minimum of sixty (60) days' written notice of their intention to exercise the Put Option. The Put Option Price shall be paid to the Owners upon delivery of the Vessel. The Vessel shall be delivered to the Charterers at the last day of the Charter Period and Owners undertake to render the necessary assistance in order to achieve this. Once the Put Option has been exercised by Owners, they may not withdraw same.

The Owners agree (at the cost of the Charterers) to enter into (i) a bill of sale and (ii) a protocol of delivery and acceptance, and the Vessel shall accordingly be deemed delivered to the Charterers on the date and time set out in such protocol of delivery and acceptance (and to the extent required for such purposes the Vessel shall be deemed first to have been redelivered to the Owners). No memorandum of agreement will be entered into between the parties for the delivery of the Vessel from the Owners to the Charterers. In case a financier is involved in the transaction from Charterers’ side, Owners, Charterers and Charterers’ financier shall agree a closing memo which will describe the closing mechanics, including but not limited to the remittance of the Put Option Price and its release to Owners.

The Charterers shall accept the Vessel on an "AS IS, WHERE IS" basis and the Owners shall, take such steps to obtain and furnish such documents and take such other actions as the Charterers may reasonably request in order to facilitate the sale and re-registration of the Vessel under such flag as the Charterers may designate.

With respect to such sale, the Owners warrant that the Vessel at such sale shall be free of any encumbrances, debts, mortgages and maritime liens whatsoever and that the Owners have not committed any act or omission which would impair title to the Vessel and Owners hereby agree to indemnify and hold harmless Charterers in respect of any and all damages, costs and expenses whatsoever resulting from any breach of such warranty.

Upon completion of such purchase of the Vessel as set out in this Clause 41, the Charter and all further rights and obligations of the parties hereunder (except for indemnities and other obligations that by their nature should survive the termination of this Charter) shall terminate.

Reasonable and documented registration cost, and bank related costs including lifting charge and escrow agent fees, if any, shall be for the Charterer’s account; however such cost not to exceed USD 10,000.

The clause 7 (Surveys on Delivery and Redelivery), clause 15 (Redelivery), clause 36 (Inspection on re-delivery of the Vessel), and clause 37 (Familiarisation) shall not apply if the Owners exercise this Put Option.

In case Owners do not exercise their Put Option, painting and re-painting, instalment and re-instalment, registration and re-registration at redelivery, if required by the Owners, shall be at the Charterers’ expense and time.

Termination (Clause 28)

Parties agreed to add the Subclause 28(a) (iv) of the Charter as follows;

In the event of a termination as aforesaid, the Charterers shall be entitled to exercise the Purchase Option set out in Addendum No. 2 within thirty (30) Banking Days from receipt of Owners' written notice of termination. If such Purchase Option is exercised within the due date, this Charter Party shall continue in full force and effect until the successful completion of the sale of the Vessel pursuant to the Purchase Option at which point in time any default (except for any outstanding payment following a default under clause 28(a)(i)) shall be deemed cured with no further rights or obligations between the parties.

Otherwise, all other terms and conditions of the Charter with Addenda shall remain unaltered and in full force and effect.

Onishi Kaiun Co., Ltd. Signature (Owner) /s/ Shotaro Onishi Name: Shotaro Onishi Title: Director	Synthesea Maritime Co. Signature (Charterer) /s/ Stavros Gyftakis Name: Stavros Gyftakis Title: Director
Ocean West Shipping S.A. Signature (Owner) /s/ Shotaro Onishi Name: Shotaro Onishi Title: Director/Secretary

Appendix A:

		(in USD)	(in USD)			(in USD)	(in USD)
		Purchase Option Price	Purchase Price in case of Owners` Default			Purchase Option Price	Purchase Price in case of Owners` Default
1st Year	1st Month	N/A	17,863,636.00	2nd Year	13th Month	N/A	16,227,268.00
1st Year	2nd Month	N/A	17,727,272.00	2nd Year	14th Month	N/A	16,090,904.00
1st Year	3rd Month	N/A	17,590,908.00	2nd Year	15th Month	N/A	15,954,540.00
1st Year	4th Month	N/A	17,454,544.00	2nd Year	16th Month	N/A	15,818,176.00
1st Year	5th Month	N/A	17,318,180.00	2nd Year	17th Month	N/A	15,681,812.00
1st Year	6th Month	N/A	17,181,816.00	2nd Year	18th Month	N/A	15,545,448.00
1st Year	7th Month	N/A	17,045,452.00	2nd Year	19th Month	N/A	15,409,084.00
1st Year	8th Month	N/A	16,909,088.00	2nd Year	20th Month	N/A	15,272,720.00
1st Year	9th Month	N/A	16,772,724.00	2nd Year	21st Month	N/A	15,136,356.00
1st Year	10th Month	N/A	16,636,360.00	2nd Year	22nd Month	N/A	14,999,992.00
1st Year	11th Month	N/A	16,499,996.00	2nd Year	23rd Month	N/A	14,863,628.00
1st Year	12th Month	N/A	16,363,632.00	2nd Year	24th Month	N/A	14,727,264.00
3rd Year	25th Month	15,028,627.00	14,590,900.00	4th Year	37th Month	13,278,395.30	12,954,532.00
3rd Year	26th Month	14,888,172.08	14,454,536.00	4th Year	38th Month	13,138,622.20	12,818,168.00
3rd Year	27th Month	14,747,717.16	14,318,172.00	4th Year	39th Month	12,998,849.10	12,681,804.00
3rd Year	28th Month	14,607,262.24	14,181,808.00	4th Year	40th Month	12,859,076.00	12,545,440.00
3rd Year	29th Month	14,466,807.32	14,045,444.00	4th Year	41st Month	12,719,302.90	12,409,076.00
3rd Year	30th Month	14,326,352.40	13,909,080.00	4th Year	42nd Month	12,579,529.80	12,272,712.00
3rd Year	31st Month	14,185,897.48	13,772,716.00	4th Year	43rd Month	12,439,756.70	12,136,348.00
3rd Year	32nd Month	14,045,442.56	13,636,352.00	4th Year	44th Month	12,299,983.60	11,999,984.00
3rd Year	33rd Month	13,904,987.64	13,499,988.00	4th Year	45th Month	12,160,210.50	11,863,620.00
3rd Year	34th Month	13,764,532.72	13,363,624.00	4th Year	46th Month	12,020,437.40	11,727,256.00
3rd Year	35th Month	13,624,077.80	13,227,260.00	4th Year	47th Month	11,880,664.30	11,590,892.00
3rd Year	36th Month	13,483,622.88	13,090,896.00	4th Year	48th Month	11,740,891.20	11,454,528.00
5th Year	49th Month	11,544,527.28	11,318,164.00	6th Year	61st Month	9,827,022.94	9,681,796.00
5th Year	50th Month	11,405,436.00	11,181,800.00	6th Year	62nd Month	9,688,613.48	9,545,432.00
5th Year	51st Month	11,266,344.72	11,045,436.00	6th Year	63rd Month	9,550,204.02	9,409,068.00
5th Year	52nd Month	11,127,253.44	10,909,072.00	6th Year	64th Month	9,411,794.56	9,272,704.00
5th Year	53rd Month	10,988,162.16	10,772,708.00	6th Year	65th Month	9,273,385.10	9,136,340.00
5th Year	54th Month	10,849,070.88	10,636,344.00	6th Year	66th Month	9,134,975.64	8,999,976.00
5th Year	55th Month	10,709,979.60	10,499,980.00	6th Year	67th Month	8,996,566.18	8,863,612.00
5th Year	56th Month	10,570,888.32	10,363,616.00	6th Year	68th Month	8,858,156.72	8,727,248.00
5th Year	57th Month	10,431,797.04	10,227,252.00	6th Year	69th Month	8,719,747.26	8,590,884.00
5th Year	58th Month	10,292,705.76	10,090,888.00	6th Year	70th Month	8,581,337.80	8,454,520.00
5th Year	59th Month	10,153,614.48	9,954,524.00	6th Year	71st Month	8,442,928.34	8,318,156.00
5th Year	60th Month	10,014,523.20	9,818,160.00	6th Year	72nd Month	8,304,518.88	8,181,792.00
7th Year	73rd Month	8,085,655.14	8,045,428.00
7th Year	74th Month	7,948,609.32	7,909,064.00
7th Year	75th Month	7,811,563.50	7,772,700.00
7th Year	76th Month	7,674,517.68	7,636,336.00
7th Year	77th Month	7,537,471.86	7,499,972.00
7th Year	78th Month	7,400,426.04	7,363,608.00
7th Year	79th Month	7,263,380.22	7,227,244.00
7th Year	80th Month	7,126,334.40	7,090,880.00
7th Year	81st Month	6,989,288.58	6,954,516.00
7th Year	82nd Month	6,852,242.76	6,818,152.00
7th Year	83rd Month	6,715,196.94	6,681,788.00
7th Year	84th Month	6,545,424.00	6,545,424.00